Dated as of February 28, 2005

Robert Cotter

912 Fifth Avenue, Apt. 3B

New York, NY 10021

Dear Bob,

We are pleased to offer to continue to employ you in a new position with Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) under the terms and conditions stated below:

Start Date:
Subject to the terms of this letter (this letter, together with the attachments hereto, the “Letter”), your new position with Starwood will begin on March 1, 2005.

Responsibilities:
Your position will be Advisor to the CEO in White Plains, NY, and you shall perform such duties and services, on an as-needed basis, as are reasonably assigned to you by the Company as requested. You will report to Steve Heyer, Chief Executive Officer, though the Company may make changes (to the extent consistent with your position) in your reporting structure, title, and job responsibilities at any time. The change in your position from Chief Operating Officer to Advisor to the CEO shall not be deemed to constitute a termination of your employment with Starwood, and you shall be deemed a continuing employee of Starwood for all purposes (including, without limitation, for purposes of eligibility and vesting in any Company Arrangement (as hereinafter defined), including without limitation, in equity-based compensation programs in which you participate as of the date hereof).

In performing your duties, you will be expected to comply at all times with all Starwood policies, procedures and directives as they currently exist or as they may be adopted or changed from time to time.

Base Salary and Bonus:
Your annual base salary rate as of the date hereof will stay in effect until May 1, 2005. Effective May 1, 2005, you shall be paid $11,539.17 semi-monthly, less applicable withholdings.

Your 2004 HOT feature will be handled as follows:

On December 31, 2005, the Company shall make the following payments in respect of unvested benefits allocated to you under the Company’s 1999 Annual Incentive Plan for Certain Executives (the “Executive Plan”):

1. Cash in an amount equal to the multiple of (x) the closing sale price of a Unit on the New York Stock Exchange on the trading day prior to December 31, 2005 times (y) the 1,794 Units (which were granted to the Executive on March 1, 2004), provided, that, if such closing price on such date is less than $55.00, Executive shall receive a total of $98,670 in respect of the 1,794 Units; and

2. Cash in an amount equal to $187,098, which represents two thirds of the initial Hot Deduction of $280,507 made on March 1, 2005 (with the remaining one third being paid out in vested Units) (the amounts described in items 1 and 2 of this section, the “Hot Payments”).

The HOT Payments represent all HOT amounts due but not yet paid to you in respect of all calendar years prior to and including 2005.

Benefits and Equity-Based Compensation:
You shall continue to participate (on the same terms and conditions as you participate on the date hereof) in all Starwood employee benefit programs (excluding annual bonus and cash incentive compensation programs) in which you participate as of the date hereof. You and your eligible dependents will be covered by these benefits according to your coverage elections in effect as of the date hereof. Except as otherwise specifically provided herein, nothing in this Letter shall limit or reduce any right or benefit that accrues to you under the applicable terms of any Company Arrangement.

In the event that changes are made to any of the benefit plans, the changes will apply to you as they do other similarly situated senior executives of the Company.

You shall receive dividends in respect of any restricted stock (including with respect to any HOT feature associated therewith) that vests on or before December 31, 2005 (regardless of whether such dividends are paid after such date). Per the Annual Incentive Plan for Certain Excutives and related grant agreements, when restrictions on your unvested restricted stock units lapse on December 31, 2005, (i) such units shall be converted into Company stock in accordance with applicable equity plans and award agreements and (ii) you shall receive dividends associated with such units and stock upon and following such conversion.

Home Loan:
Your change in position at Starwood does not accelerate your obligation to repay the second mortgage home loan granted to you pursuant to your Existing Agreement (as hereinafter defined).

Severance:
Your employment will be guaranteed through December 31, 2005, unless you are terminated for Cause (as defined below).

The guarantee and the benefits associated with your employment hereunder will be subject to and conditioned upon (a) your continuing compliance with the Non-Solicitation, Confidentiality and Intellectual Property Agreement referred to below and (b) your signing, on the date you execute this Letter, a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in the form attached hereto (Attachment A), your non-revocation of which is required in order for you to receive the HOT Payments. You will not be eligible for any severance payments or COBRA reimbursement if you resign from your employment with the Company.
For purposes of this paragraph, “Cause” shall mean any (i) material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood; or (iii) acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely and materially affect Starwood’s business or interests.

Resolution of Disputes:
From time to time, disagreements and misunderstandings may arise concerning your job responsibilities, performance, compensation, benefits or other matters affecting your employment with Starwood, or one of its affiliated companies. We hope that we will be able to resolve such matters through normal discussions with your immediate managers or Human Resources representatives.

In the event those efforts fail, you and Starwood agree, except as may be prohibited by law or as otherwise excluded by the terms of the attached Mutual Agreement to Arbitrate (Attachment B), to submit any and all disputes relating to or arising out of this Letter, your employment with Starwood or the termination of that employment to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, which shall be the sole and exclusive remedy for such disputes. Accordingly, you acknowledge and agree that this offer of continued employment and the benefits provided herein are contingent upon your execution of the Mutual Agreement to Arbitrate provided to you herewith and incorporated herein by reference. In the event that the Mutual Agreement to Arbitrate is determined by a court with appropriate jurisdiction to be unenforceable, you and Starwood waive any right to a trial by jury on the claims that otherwise would have been subject to the Mutual Agreement to Arbitrate.

As a condition of this offer and your right to receive any of the benefits detailed herein, you agree to execute and be bound by the Non-Solicitation, Confidentiality and Intellectual Property Agreement attached hereto (Attachment C) and incorporated herein by reference.

Inconsistencies:
In the event of any inconsistency between any provision of this Letter and any provision of any other plan, program, policy, corporate governance document, agreement or arrangement of

Starwood or any of its affiliates (“Company Arrangements”), the provision of this Letter shall control. There shall be no contractual or similar restrictions on your right to terminate your employment with Starwood, or on your post-employment activities, other than as set forth in Attachment C.

No Other Assurances; Entire Agreement:
You acknowledge that in deciding to sign this offer, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated herein. This Letter (along with the attachments hereto) sets forth the entire agreement between you and an authorized (or apparently authorized) officer of Starwood with respect to matters covered herein, and it supersedes all other agreements, commitments, and understandings whether spoken or written, if any, that the Company or any representative of the Company may have made in connection with your anticipated employment, including the offer letter to you dated June 27, 2000, the Addendum to you dated February 16, 2002 (the letter and the Addendum, collectively, the “Existing Agreement”) , and the letter to you dated March 9, 2004.

You also acknowledge that this offer is intended as written, and that no marginal notations or other revisions to either this offer, the General Release and Waiver, the Mutual Agreement to Arbitrate, or the Non-Solicitation, Confidentiality and Intellectual Property Agreement are binding on the Company or on you unless expressly consented to in writing by the Executive Vice President, Human Resources or Starwood’s General Counsel. No waiver or amendment to this Letter shall be effective unless set forth in a writing, signed by you and an authorized (or apparently authorized) officer of Starwood, that identifies the specific provisions of this Letter being amended/waived. No waiver by any person of any breach of any condition or provision contained in this Letter shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time.

This offer shall be construed, governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

Very truly yours, /s/ David Norton David Norton

Starwood Hotels & Resorts Worldwide, Inc.

cc:	Personnel File

ACCEPTED AND AGREED TO:
	/s/ Robert Cotter	November 16, 2005

	Robert Cotter	Date Signed